EXHIBIT 10.1
John Harris
Employment Agreement
September 1, 2016

Lake
Region
Medical
Lake Region Medical Limited
Butlersland, New Ross, Co.
Wexford,
IRELAND
TEL +353.51.440500
FAX +353.51.440501
www.lakereqionmedical.com

Strictly Private & Confidential
to be opened by addressee only

Mr. John Harris
Lake Region Medical Ltd.
Butlersland
New Ross
Co. Wexford
Ireland

Re: Your Terms of Employment with Lake Region Medical Limited

Dear John:

I refer to our recent discussions regarding your employment with Lake Region Medical Limited (“the Company”), your relocation back to Ireland due to the completion of your secondment and the new proposed terms of your employment (the “Agreement”) with the Company. The sole purpose of this letter is to set out the most up to date terms and conditions of your employment with the Company and in no way Is meant to infer any breach or Interruption in service with the Company.

1Job Title and Location

1.1With effect from September 1, 2016, and as discussed, your job title is Vice President, Operations (Cardio Vascular Product Category) and you will have responsibility for all the cardio vascular sites. You will be based in Dublin, Ireland. You will report to Jeremy Friedman of Integer Holdings Corporation, or such other persons as may be advised to you by the Company from time to time. You are expected to be flexible and may be required to undertake other duties from times to times, as the Company reasonably requires.

2Basic Salary
2.1    Your annual basic salary for 2016 shall be €382,200 gross. Subject to you being an employee of the Company on 1 January 2017, your annual basic salary for 2017 will be €350,000 gross. Subject to you being an employee of the Company on 1 January 2018, your annual basic salary for 2018 will be €300,000 gross. Your salary shall be paid bi-weekly in arrears by credit

John Harris
Employment Agreement
September 1, 2016

transfer and shall be subject to deductions for tax, social insurance and Universal Social Charge (“USC”) and such other deductions as may be required by law, or authorised by you from time to time.
3Pension Contributions
The Company shall contribute 12.5% of your basic bi-weekly salary as set out in paragraph 2.1 above to an exempt approved defined contribution pension plan (the “Plan”). Your beneficial interest in this Plan shall be at least equal to the interest established on the basis set out in the Appendix appended hereto and marked Appendix 1. In the event of the termination of this Agreement, you shall hold the beneficial interest in all contributions made to the Plan In respect of you, including any investment return on such contributions but after the deduction of any relevant fees, charges and expenses, as of the date of such termination.
4Death in Service Benefit
The Company shall provide for a Company paid death in service benefit payable at the base rate of four times gross annual salary.
5Long term disability / Medical Insurance
5.1You may participate in the Lake Region Group Income Protection Plan subject to the rules, terms and conditions of that plan from time to time in force. This is a group corporate policy paid by the Company and not an Individual policy in your own name. The terms of your benefit under the Company Income Protection Policy are as follows: Member's benefit: 2/3 of your salary (e.g, if your salary is €382,000, the benefit is €254,579).
Escalation of benefit: 5% p.a. subject to CPI
Deferred Period: 26 Weeks
Ceasing Age: 65
5.2In addition to the member's benefit the insurer will continue to pay contributions to your pension plan at a rate of 12.5% of salary per annum plus the cost of maintaining your life assurance benefit. This is referred to as Pension Premium Protection or Pension Premium Allocation. This benefit will also Increase at the rate of 5% per annum subject to CPI.
5.3All payments under the Lake Region Group Income Protection Plan will be subject to such income tax, USC, PRSI or such other deductions as may be required by law.
5.4Medical Insurance Premium
Your existing medical insurance coverage provided by the Company covering both you and your family shall remain in place subject at all times to the rules, terms and conditions of any such scheme. The Company shall be entitled at any time to amend its medical insurance schemes or the level of cover provided under any such scheme as long as any revised cover is at a minimum equal to that presently provided.

John Harris
Employment Agreement
September 1, 2016

5.5Participation in any insurance or assurance scheme provided for you under this Agreement:
(a) is subject to the terms and conditions of any such scheme from time to time in force;
(b) is conditional on your satisfying any applicable requirements of the insurers.
6Group Benefit Plans
6.1You shall be entitled to participate in any group benefit plans provided by the Company to Its employees from time to time.
7Business Expenses
7.1The Company shall bear all ordinary and necessary business expenses incurred by you in performing your duties, in accordance with the Company's policies in effect from time to time.
7.2When travelling on international flights on Company business, you are entitled to business class flights effective immediately. For purposes of clarity, “international flights” shall mean between Ireland and the U.S. or Malaysia; flights within the greater EU (including Ireland) are considered domestic flights.
8Inducement Payment 2016
8.1You will receive an Inducement payment equal to €573,300 gross (the “Inducement Payment 2016”) on December 2, 2016, provided that you comply with the conditions set out below:
8.1.1you continue to be employed on December 2, 2016 (“the 2016 Effective Date”);
8.1.2you have not given notice of termination of your employment with the Company prior to or on the 2016 Effective Date; and
8.1.3your employment has not been terminated (or notice of termination issued) for Cause.
8.2The Company acknowledges and agrees that, subject to the above conditions in paragraph 8.1, you are immediately entitled to the Inducement Payment 2016 should the Company terminate your employment for any reason other than for Cause.
8.3The Inducement Payment 2016 shall be subject to such payroll tax deductions (which for the avoidance of doubt shall include social insurance contributions) as is required under the relevant tax and social welfare legislation.
9Additional Payment 2018
9.1Subject to and conditional upon your strict compliance with the terms of this Agreement, you will receive an additional payment of €247,500 gross (the “Additional Payment 2018”) on June 2, 2018, provided that you comply with the conditions set out below:
9.1.1you continue to be employed on June 2, 2018 (“the 2018 Effective Date”); and

John Harris
Employment Agreement
September 1, 2016

9.1.2you have not given notice of termination of your employment
9.1.3your employment has not been terminated (or notice of termination issued) for Cause by the Company, prior to or on the 2018 Effective Date.
9.2The Company acknowledges and agrees that, subject to the above conditions in paragraph 9.1, you are immediately entitled to the “Additional Payment 2018” should the Company terminate your employment for any reason other than for Cause.
9.3The Additional Payment for 2018 shall be subject to such payroll tax deductions (which for the avoidance of doubt shall Include social insurance.
10Short Term Incentive Plans
10.1Short Term Incentive Plan 2016
10.1.1Your 2016 Short Term Incentive Plan bonus (“2016 STIP”) target will be 60% of your base salary and will be in accordance with the Parent Company's STI program. The 2016 STIP will be based on Parent Company, the Company and your individual performance. There is no guarantee a 2016 STIP bonus will be paid. Any 2016 STIP bonus will be paid in accordance with plan requirements and criteria for payment, at the sole discretion of Parent Company. You will not be entitled to payment of any 2016 STIP bonus or any prorated portion thereof unless you are actively employed on the date such bonus is paid.
10.2Short Term Incentive Plan 2017
10.2.1Your 2017 Short Term Incentive Plan Bonus (“2017 STIP”) target will be 60% of your base salary (45% consistent with other Vice Presidents + 15% one-time transitional amount) and will be in accordance with the Parent Company's STI program. The 2017 bonus plan threshold and target measures, goals and/ or objectives will be communicated to you in 2017. The 2017 STIP will be based on Parent Company, the Company and your individual performance and may be altered from time to time at the discretion of the company. There is no guarantee a 2017 STIP bonus will be paid. Any 2017 STIP bonus will be paid in accordance with plan requirements and criteria for payment, at the sole discretion of Parent Company. You will not be entitled to payment of any 2017 STIP bonus or any prorated portion thereof unless you are actively employed on the date such bonus is paid.
10.3Short Term Incentive Plan 2018
10.3.1You will be eligible for the 2018 Short Term Incentive Plan Bonus (“2018 STIP”) consistent with and to the extent that Parent Company offers a 2018 STIP to other Vice Presidents.
10.4The Board of the Parent Company may establish specific threshold performance goals, which the Parent Company the Company and you must achieve before you shall be eligible to earn any bonus under the terms of the Short Term Incentive Plans set out at 10.1, 10.2 and 10.3. The setting of any such performance goals, as well as the determination of the amount of any bonus that is earned by you, shall be determined by the Board of the Parent Company in its sole and absolute discretion. For purposes of clarity, the payment of a bonus in a particular

John Harris
Employment Agreement
September 1, 2016

year or for multiple years shall not give rise to a contractual right to the continuing payment of any such earlier bonus in future years, unless the criteria set forth in the preceding sentence have been met.
10.5Any bonus deemed to have been earned for a fiscal year shall be paid in the following fiscal year, after the Parent Company's financial statements for the applicable fiscal year have been approved by the Parent Company's auditors.
10.6Any bonus payable to you pursuant to this paragraph 10 shall be subject to such payroll tax deductions (which for the avoidance of doubt shall include social insurance contributions) as is required under the relevant tax and social welfare legislation.
10.7The provisions of this paragraph 10 replace any other Incentive schemes which the Company may have operated prior to the date of this Agreement, including but not limited to the Key Employee Incentive Plan.
11Car
11.1During the Employment, and while you hold a valid driving licence, the Company will provide you with an automobile for your private and business use. The total annual cost to the Company including monthly car payments, road tax, Insurance, fuel and normal maintenance costs shall not exceed €27,000 per year. Any costs in excess of this amount shall be payable by you to the Company via payroll deduction or some other method mutually agreed upon. Upon termination of employment, the vehicle is to be returned to the Company on or before the last day of employment. You are responsible for discharging any fines for parking, speeding or other road traffic offences or infractions.
11.2You shall comply with the Company's Car Policy as may be in force from time to time, shall take good care of the car and shall ensure at all times that the car is in the condition required by law and that the provisions and conditions of any policy of insurance relating to ii are observed in all respects. You shall notify the Company immediately of any accident Involving the car or in the event that you are disqualified from driving in Ireland, in which case you shall return the car to the Company forthwith.
12Long Term Incentive (“LTl”) Program
12.1Beginning In 2017, you will be eligible to participate in the Parent Company's LTl program, as approved by the Board of the Parent Company in accordance with the rules of the program from time to time. Under the 2016 plan design, the award for your position would have been between 0-90% of your base salary, with actual award percentage based on the Company's and your individual performance. In 2016, LTl awards consisted of 25% in Non-Qualified Stock Options (“NQSOs”) and 75% in Restricted Stock Units (“RSUs”). For a further explanation of the LTl program, please refer to the description of the program found in the Parent Company's proxy statement dated April 18, 2016.
13Annual Leave
13.1Amount of Annual Leave

John Harris
Employment Agreement
September 1, 2016

You shall be entitled to 20 days' annual leave (in addition to statutory public holidays) in each holiday year to be taken at such time or times as the Board, CEO or your manager considers most convenient and otherwise in accordance with the Organisation of Working Time Act, 1997.
13.2Payment in Lieu of Accrued Leave
Annual leave entitlement shall be deemed to accrue on a pro rata basis and on the termination of this Agreement howsoever arising you shall be entitled to pay in lieu of all accrued but unused annual leave entitlement up to and Including the Termination Date only and shall be required to repay to the Company pay for annual leave taken in excess of entitlement. The basis of payment (and repayment) shall be 1/261 of basic annual salary for each day in excess of/ less than the accrued entitlement.
13.3Basis of Leave
13.3.1The Company's holiday year commences on 1 January and ends on 31 December. You must obtain approval in respect of all annual leave in advance with the Board, CEO or your manager.
13.3.2In the event that notice of termination of your employment is served by either party, the Company may require you to take any outstanding holiday during his notice period.
14Tax equalisation
14.1The Company will pay for and assist you with your 2016 Income tax returns that need to be prepared for the US and Ireland for the 2016 tax year, with full tax equalisation for you assured by the Company for 2016 only (i.e. you will be made whole by the Company In the event of any double taxation). No further tax assistance or tax equalization service will be provided.
15Relocation to Ireland
15.1The Company will reimburse relocation expenses to an amount deemed reasonable to the company.
15.2The Company will maintain the lease on the US apartment until 2 December 2016 in order to facilitate an orderly transfer of belongings.
15.3The Company will retain the US company vehicle for use until relocation has been completed and in any event no later than 2 December 2016.
15.4The Company will provide reasonable legal assistance to determine whether it Is possible to extend your L-1A so you may work in the US for extended periods. The Company cannot guarantee the USCIS will approve an extension of your L-1A visa. If an extension to your L- 1A visa is not granted, you will enter the US as a visitor under the US immigration laws in force from time to time.
16Duration and Termination

John Harris
Employment Agreement
September 1, 2016

16.1Duration
16.1.1If either party wishes to terminate the employment, it should give to the other three months' notice in writing.
16.2Payment In Lieu of Notice
16.2.1It is acknowledged by you that the Company may, in its absolute discretion and without any obligation to do so, pay you your basic salary plus contractual benefits in lieu of all or a part of any notice period that you are required to give. Where the Company makes a payment in lieu of notice (“PILON”), your employment shall terminate with immediate effect
16.2.2The Company may pay any PILON in equal monthly instalments until the end of the period for which PILON Is made.
16.2.3The PILON shall be subject to the deduction of Income tax, PRSI, USC and such other deductions which the Company Is obliged by law or requested by you or entitled under this Agreement to make.
16.3Immediate Termination
Your employment may be terminated by the Company immediately without notice or PILON only for Cause.
16.4The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.
16.5The Company shall upon termination pay to you an accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by you to the Company or to any Associated Undertaking.
17Protection of Confidential Information
17.1You agree that you shall not during the continuance of your employment or at any time thereafter except as authorised by the Board of the Company in the proper performance of your duties hereunder disclose or cause to be disclosed to any person or use for your own purposes or for any purposes other than those of the Company or any Associated Undertaking any Confidential Information which you may have received or obtained during your employment with the Company or information in respect of which the Company or any Associated Undertaking is bound by an obligation of confidence to a third party and you shall use your best endeavours to prevent the publication or disclosure of any such Information.
17.2All notes, memoranda, documents, records and writing made, received or obtained by you on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of the Company or any Associated Undertaking shall be treated as confidential and shall be and remain the property of the Company or such Associated Undertaking (as the case may be) and shall be delivered by you to the Company or such

John Harris
Employment Agreement
September 1, 2016

Associated Undertaking (as the case may be) forthwith upon request and in any event upon the termination of your employment.
17.3The restrictions contained in paragraph 17 shall not apply to:
17.3.1any disclosure authorised by the Board or required in the ordinary and proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or
17.3.2any Information which you can demonstrate was known to you prior to the commencement of your employment with the Company or Is in the public domain otherwise than as a result of a breach of this paragraph 17.
17.4For the purposes of this letter, “Confidential Information” means any proprietary information belonging to the Company or any Associated Undertaking, whether or not protectable as a trade secret which provides or could provide an advantage to a competitor or which a party wishes to designate as confidential for a valid business reason, or which, taking into account the circumstances surrounding its obtaining or disclosure ought to be treated as confidential, or, without prejudice to the generality of the foregoing, which concerns the business, finance or organisation of the Company or any Associated Undertaking, including results from research and development, business processes and information concerning existing or prospective customers and / or suppliers which shall have come to your knowledge during the course of your employment.
18Post-termination Restrictive Covenants
For the purposes of this paragraph 18, the following words shall have the following meanings:
“Relevant Business” means the business or businesses from time to time carried on by the Parent Company and its subsidiaries, limited lo the activities with which the Executive was materially concerned or Involved in the course of your employment during the 12 month period prior to the termination of your employment with the Company;
“Restricted Area” means Ireland and / or any other country in which the Parent Company and its subsidiaries carry on a significant amount of Relevant Business at the date of termination of your employment. For this purpose, a country shall be regarded as significant if at the date of termination of your employment, the Parent Company or any of its subsidiaries derived at least 10% of its or their revenues or pre-tax profits from that country and you were materially involved In the Parent Company or any of its subsidiaries' activities in that country in the twelve months prior to the termination of your employment;
“Person” means any Individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity;
18.1During your employment and for a period of 12 months after its termination (however caused) you shall not within the Restricted Area, without the prior written consent of the Company:

John Harris
Employment Agreement
September 1, 2016

18.1.1directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other Person;
(a)solicit or entice or endeavour to solicit or entice away from the Company or any Associated Undertaking or employ any Person who was employed in an executive, supervisory, technical or sales capacity by the Company or any Associated Undertaking, at any time during the 12 months preceding the date of termination of your employment;
(b)canvass, solicit or approach or cause to be canvassed or solicited or approached for orders In respect of any services provided or any, goods dealt in by the Company or any Associated Undertaking any Person who is or was at any time during the period of 12 months immediately preceding the termination of this Agreement a customer of or supplier to or in the habit of dealing with the Company or any Associated Undertaking or who Is or had been during the said 12 month period negotiating with the Company for the supply of such services or goods where the annual value of such goods or services provided to such customer or obtained from such supplier was In excess of €50,000 during that 12 month period;
(c)interfere or seek to interfere or take steps as may interfere with the continuance of supplies to the Company or any Associated Undertaking (or the terms relating to such supplies) from any Persons who are or who have been supplying components, materials, goods or services to the Company or to any Associated Undertaking at any time during the 12 month period immediately preceding termination of this Agreement; or
(d)be engaged, concerned or interested in any Person who is or was at any time during the period of 12 months immediately preceding the termination of this Agreement a customer of or supplier to or in the habit of dealing with the Company or any Associated Undertaking, or who Is or had been during the said 12 month period negotiating with the Company for the supply of services or goods where the annual value of such goods or services was in excess of €50,000 during that 12 month period, if such engagement, concern or interest causes or would cause the supplier or customer to cease or materially to reduce its orders or contracts with, or the volume of goods and services received from the Company or any Associated Undertaking.
18.2You agree that you will not after the date of termination of your employment, whether directly or indirectly, use In connection with any business, any name that includes the name of the Company or any Associated Undertaking, or any colourable imitation of such names.
18.3You agree that if during the continuance in force of the restrictions set out in this paragraph 18, you receive an offer of employment from any Person, you will immediately provide that person with a complete and accurate copy of this paragraph 18.

John Harris
Employment Agreement
September 1, 2016

18.4 Nothing contained in this paragraph 18 shall act to prevent you from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.
19Severability
19.1You hereby acknowledge and agree that each paragraph In this letter, and every part thereof, are entirely separate and Independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged by any court of competent Jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and / or the period thereof was reduced and I or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.
20Entire Agreement
20.1Each of the Executive and the Company (on behalf of itself and its Associated Undertakings) confirms that this Agreement and the LTl programme documentation referred to in paragraph 12 above, contains the whole agreement between the parties hereto relating to the matters provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement. For the avoidance of doubt, the Secondment letter from the Company to lake Region Manufacturing Inc. entered into by you on 3 July 2014 (the “Secondment Letter”) and the Amendment to your employment agreement dated 26 August 2015 (the “Amendment Agreement”) are terminated immediately by your signature of this Agreement and you shall have no further rights or entitlements pursuant to the Secondment Letter or Amendment Agreement.
21Governing Law and Jurisdiction
21.1This letter shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon the terms of this letter.
22Interpretation
22.1Definitions
In this Agreement unless the context otherwise requires or unless otherwise specified:

John Harris
Employment Agreement
September 1, 2016

“Associated Undertaking” means any undertaking which from time to time is a subsidiary of the Company or Is a holding company of the Company or a subsidiary undertaking of any such holding company (“holding company” and “subsidiary” having the meanings respectively set out in section 7 and 8 of the Companies Act 2014);
“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;
“Cause” shall mean any of the following; {I) an intentional act by you which results in material and demonstrable harm to the business or reputation of the Company or any of its Associated Undertakings; (ii) your willful malfeasance or misconduct; (ii) an intentional refusal or failure by you to follow lawful and reasonable directions of the Company; {iv) any material breach by you of the terms attaching to your employment or any applicable policy and procedure of the Company or its Associated Undertakings; (v) your conviction for, or pleading of guilty or nolo contendere to, an offence or any crime involving moral turpitude other than an offence under the Road Traffic Acts or any offence which would not reasonably Interfere with the carrying on of your duties hereunder;
“Parent Company” means Integer Holdings Corporation: and
“Termination Date” means the date on which the Employment terminates irrespective of the cause or manner.
I trust that the above is in order. If the foregoing amendments to your terms and conditions of employment are acceptable to you, please sign this letter in duplicate in the space indicated below and return one copy to me on or before September 12, 2016.

Very truly yours,
/s/ Jeremy Friedman
Jeremy Friedman
President Cardio & Vascular Product Category
Integer Holdings Corporation
For and on behalf of the Company

I JOHN HARRIS hereby understand, agree to and accept the amendments to my terms and conditions of employment set out above.
/s/ John Harris
JOHN HARRIS
08/09/2016
DATE

John Harris
Employment Agreement
September 1, 2016

Appendix 1

1.The Company shall in each year contribute to the Plan at the rate of 12.5% of your annual salary. Such contributions shall be paid on a monthly basis in arrears.

2.Your Normal Pensionable Age (as defined in the Pensions Act 1990, as amended) shall be defined in the Plan as your 65th birthday and the Company shall not withhold their consent to you retiring prior to the Normal Pensionable Age provided that approval of the Plan under the Taxes Consolidation Act 1997, as amended, is not thereby prejudiced.

3.In the event of you leaving the service of the Company, for whatever reason, you shall be entitled to a deferred pension or a transfer value payable to another Revenue approved plan calculated by reference to all contributions paid to the Plan on his behalf and the beneficial ownership of such contributions shall vest In you automatically.

4.You shall be entitled to make contributions to the Plan subject to Revenue maximum limits.

5.You shall be entitled on leaving service before Normal Pensionable Age to instruct the trustees of the Plan to transfer the entirety of your interest in the Plan to any other Revenue approved Plan of which you are entitled or prospectively entitled to become a member or a purchase a buy-out bond on your behalf in accordance with Revenue guidelines.